U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

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1.   Name and Address of Reporting Person*

WENTZ                                Sidney                  F.
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   (Last)                            (First)              (Middle)

7811 S.E. Little Harbour Drive
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                                    (Street)

Hobe Sound                             FL                   33455
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   (City)                            (State)                (Zip)
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2.   Issuer Name and Ticker or Trading Symbol


                ACE Limited (NYSE:ACE)
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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



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4.   Statement for Month/Year


          December 2001
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5.   If Amendment, Date of Original (Month/Year)



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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [_]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

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7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
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           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
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                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
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Ordinary Shares                        4/4/01        L(3)            19           A    $33.69     6,098          I         By spouse
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Ordinary Shares                       5/11/01        A(1)            35           A      (1)
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Ordinary Shares                       5/11/01        A(2)            992          A      (2)
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Ordinary Shares                        8/9/01        A(1)            35           A      (1)
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Ordinary Shares                       11/7/01        A(1)            31           A      (1)      10,686         D
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*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                           (Print or Type Responses)                      (Over)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

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                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
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                                                                               Ordinary
Options to Acquire  $35.25   5/11/01  A(4)      4,000        (4)     5/11/11    Shares    4,000   (4)
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                                                                               Ordinary
Options to Acquire  $35.25   5/11/01  A(4)      2,000        (4)     5/11/11    Shares    2,000    (4)     6,000      D
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Explanation of Responses:

(1)  Represents Ordinary Shares granted as a committee chairman award pursuant to the ACE Limited 1995 Outside Directors Plan
     (the "Plan"), which meets the requirements of Rule 16b-3.
(2)  Represents Ordinary Shares granted as a director retainer award pursuant to the Plan.  Such Ordinary Shares will vest on
     May 16, 2002, assuming the reporting person is a director of ACE Limited on such date.
(3)  Represents purchase by spouse.  Also, the purchase of 48 shares on December 14, 2000 and of 12 shares on December 27, 2000, previously reported on Form 5 for the year 2000, and the purchase of 10 shares on January 14, 2001 and the purchase of 9 shares on January 24, 2001, previously reported on Form 4 for January 2001, represent purchases by spouse.
(4)  Option award pursuant to the Plan.  Vesting schedule: 1/3 on the date immediately prior to each of the next three annual
     ACE Limited Shareholder Meetings.

Signed for Sidney F. Wentz pursuant to a power of attorney on file with the Securities and Exchange Commission.


/s/ Peter Mear                                                  2/13/2002
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      **Signature of Reporting Person                             Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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